Exhibit (a)(5)(iii)

Nuance Successfully Completes Tender Offer for Transcend Common Stock

BURLINGTON, Mass., April 26, 2012 – Nuance Communications, Inc. (NASDAQ: NUAN), a leading provider of voice and language solutions, today announced the successful completion of the cash tender offer by its wholly owned subsidiary, Townsend Merger Corporation, for all outstanding shares of Transcend Services, Inc. (NASDAQ: TRCR), a leading provider of medical transcription and speech editing services.

The tender offer, which expired at 5 p.m., New York City time, on April 25, 2012, was made pursuant to the merger agreement entered into among Nuance, Transcend and Townsend Merger Corporation on March 6, 2012. The depositary for the offer has advised Nuance that as of the expiration of the offer, a total of 10,444,598 shares of common stock of Transcend (including 585,491 shares that were tendered pursuant to guaranteed delivery procedures) were tendered into and not withdrawn from the tender offer, representing approximately 95.58% of the issued and outstanding shares of Transcend common stock. According to the terms of the tender offer, shares that were validly tendered and not withdrawn have been accepted for payment. Townsend Merger Corporation does not intend to offer a subsequent offering period.

The parties intend to promptly take the steps necessary to complete a “short-form” merger of Townsend Merger Corporation with Transcend under Delaware law, without a meeting of Transcend shareholders. The short-form merger is expected to be completed later today. Upon the closing of the short-form merger, Nuance will acquire all of the remaining shares of Transcend for $29.50 per share in cash without interest and less any required holding taxes. After the completion of the merger, Transcend will be a wholly owned subsidiary of Nuance and shares of Transcend common stock will no longer be listed on the NASDAQ Stock Market.

Transcend Services, Inc.

Transcend Services, Inc. (NASDAQ: TRCR) provides premium quality transcription and clinical documentation services to the healthcare industry. Its services encompass a wide range of solutions – people, products and processes – designed to turn medical dictation into meaningful electronic documents. Transcend provides its clients with exceptional quality, turnaround time and service so that they can focus on what matters most – their patients. For more information, visit www.transcendservices.com.

Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.

CONTACT INFORMATION:

Nuance Communications, Inc.

Investor Relations: Kevin Faulkner – kevin.faulkner@nuance.com, (781) 565-5000

Media Relations: Richard Mack – richard.mack@nuance.com, (781) 565-5055

Safe Harbor and Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should be considered to be forward-looking statements, including, but not limited to, statements regarding the expected timing of the completion of the short-form merger. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, and actual outcomes and results could differ materially from current expectations. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2011 and quarterly report on Form 10-Q for the quarter ended December 31, 2011 filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.